Exhibit 5.1

Suite 400 – 570 Granville Street Vancouver, BC V6C 3P1 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760	CORPORATE AND SECURITIES LAWYERS

September 4, 2013

Falconridge Oil Technologies Corp.
17-120 West Beaver Creek Road
Richmond Hill, Ontario  L4B 1L2

Dear Sirs:

Re:	Common Stock of Falconridge Oil Technologies Corp., Registered on Form S-1, filed on September 4, 2013

We have acted as counsel to Falconridge Oil Technologies Corp. (the “Company”), a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on September 4, 2013, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 19,416,000 shares of common stock for sale by the Company (the “Registered Shares”).

In connection with rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the proceedings of the Board of Directors of the Company relating to the proposed issuance of the Shares; and (e) such statutes, records and other documents and matters as we have deemed necessary.

In rendering our opinion set forth below, we have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto (other than the Company), that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

We have also examined the originals or copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinion set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Suite 400 – 570 Granville Street Vancouver, BC V6C 3P1 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760	CORPORATE AND SECURITIES LAWYERS

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States, including the statutory provisions, all applicable provisions of Nevada law and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth herein, we are of the opinion that the Registered Shares have been duly authorized by all requisite corporate action and are legally issued, fully paid and non-assessable under Nevada law, including the statutory provisions, all applicable provisions of Nevada law and all reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

W.L. Macdonald Law Corporation

/s/ W. L. Macdonald Law Corporation